UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1401 Wynkoop Street, Suite 500

Denver, CO 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 595-4000

1543 Wazee Street, Suite 200

Denver, CO 80202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2008, the Board of Directors of Chipotle Mexican Grill, Inc. approved amendments to the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

The plan provides for incentive awards to Chipotle’s employees and non-employee directors of stock options and other stock-based awards denominated in shares of Chipotle Class A common stock, and is administered by the Compensation Committee of Chipotle’s Board of Directors. Under an amendment to the plan approved by shareholders on May 21, 2008, a total of 4,450,000 shares of common stock are authorized for issuance under the plan. The Compensation Committee determines the employees and other participants to receive awards, and the terms of any awards, granted under the plan.

The September 24, 2008 amendments add the following restrictions to the plan: (1) the vesting period for awards of non-performance-based full value shares of common stock made under the plan on or after September 24, 2008 must be no less than three years, subject to proportionate vesting as determined in the discretion of the Compensation Committee; and (2) awards made under the plan on or after September 24, 2008 may only provide for the acceleration of vesting in cases of death, disability, retirement or certain changes in control of Chipotle. Both restrictions are subject to exceptions for awards representing no more than 10% of the total shares of common stock authorized for issuance under the plan.

This summary of the plan is qualified in its entirety by reference to the full text of the plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this filing by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 24, 2008, the Board of Directors of Chipotle Mexican Grill, Inc. approved amendments to the Chipotle Mexican Grill, Inc. Restated Bylaws to revise the provisions requiring advance notice of business, including nominations for candidates to be elected to Chipotle’s Board, which a shareholder wishes to propose at an annual or special meeting of shareholders.

The amendments make the following changes to the Bylaws:

(1)	Clarify that the procedures and requirements set forth in the Bylaws are the exclusive means for a shareholder to propose business, including nomination of candidates to be elected to Chipotle’s Board, at a meeting of shareholders, except for proposals submitted for inclusion in Chipotle’s proxy statement in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

(2)	Change the advance notice period for business (including nominations) that a shareholder intends to bring at an annual meeting (assuming the annual meeting is held no earlier than 30 days prior and no later than 60 days following the date of the prior year’s annual meeting) from at least 120 days prior to the date of the proxy statement released to shareholders for the previous year’s annual meeting to no earlier than 120 days prior to the anniversary date of the previous year’s annual meeting, and no later than 90 days prior to such anniversary date.

(3)

Specify that the advance notice period for nominations that a shareholder intends to make at a special meeting called for the purpose of electing directors is no earlier than 120 days prior to the date of such meeting, and no later than the later of 90 days prior to the meeting date or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the public announcement of the date of the meeting and of the nominees proposed by the Board for election at such meeting.

(4)	Clarify that adjournment or postponement of a meeting date will not start a new time period for the giving of shareholder notice of nominations or other business as proposed above.

(5)	Require additional information about ownership interests of a proposing shareholder and certain related persons in shares of Chipotle’s stock and derivative instruments relating to such stock, as well as certain agreements any such person may be a party to with respect to the ownership or voting rights associated with Chipotle’s stock, or with respect to performance fees relating to Chipotle’s stock or derivative instruments relating to such stock.

(6)	Require additional information about nominees proposed by a shareholder for election to Chipotle’s Board, and require that such nominees complete a questionnaire to provide additional information to Chipotle.

This summary of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which are filed as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated into this filing by reference.

As a result of the amendments described above, the deadlines for the submission of notice of nominations for director election and for certain shareholder proposals for the 2009 annual meeting of Chipotle shareholders have changed.

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Any shareholder who intends to nominate a candidate for election to Chipotle’s Board or present a proposal (other than a proposal submitted for inclusion in Chipotle’s proxy materials pursuant to Rule 14a-8) at the 2009 annual meeting must deliver a notice of the proposal or nominee to Chipotle not earlier than January 21, 2009 and not later than February 20, 2009. Such notice must comply with the applicable requirements of the Amended and Restated Bylaws, which are filed as Exhibit 3.1 to this report.

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If a shareholder wishes to submit a proposal for inclusion in Chipotle’s proxy materials for the 2009 annual meeting of the shareholders pursuant to Rule 14a-8, the proposal must be delivered to Chipotle on or before December 10, 2008. Such a proposal must comply with the applicable requirements of Rule 14a-8.

Item 9.01	Financial Statements and Exhibits.

Exhibit 3.1	Chipotle Mexican Grill, Inc. Amended and Restated Bylaws.

Exhibit 10.1	Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

September 24, 2008	By:	/s/ John R. Hartung
Name: John R. Hartung
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Chipotle Mexican Grill, Inc. Amended and Restated Bylaws.

10.1	Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan